EXHIBIT 99.10

AMENDMENT NO. 1 TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated as of May 10, 2018 (this “Amendment”), is entered into by and among Virtu Financial, Inc. (the “Company”) and the parties named on the signature pages hereto (collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Registration Rights Agreement (as defined below).

RECITALS
WHEREAS, the Company, TJMT Holdings LLC (the “Viola Holder”), North Island Holdings I, LP (the “North Island Holder”), Havelock Fund Investments Pte Ltd (“Havelock”), Aranda Investments Pte. Ltd. (“Aranda” and, together with Havelock, the “Temasek Holders”) are parties to the Amended and Restated Registration Rights Agreement, dated as of April 20, 2017 (the “Registration Rights Agreement”), by and among the Company and certain of its stockholders party thereto;

WHEREAS, Section 3.6 of the Registration Rights Agreement provides that the Registration Rights Agreement may be amended if such amendment is consented to in writing by the Company, the Viola Holder, the North Island Holder and the Temasek Holders;

WHEREAS, each of Messrs. Vincent Viola and Michael Viola wishes to become party to the Registration Rights Agreement; and

WHEREAS, the Company, the Viola Holder, the North Island Holder and the Temasek Holders wish to amend certain provisions of the Registration Rights Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Registration Rights Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the parties to this Amendment, each intending to be legally bound, do hereby agree as follows:

1.          For all purposes of the Registration Rights Agreement, the term “Viola Holder” shall be amended to mean Mr. Vincent Viola, Mr. Michael Viola and TJMT Holdings LLC collectively.  Each of Mr. Vincent Viola and Mr. Michael Viola shall have all the rights of the Viola Holder under the Registration Rights Agreement and agree to become a party to the Registration Rights Agreement and to perform all of the obligations of the Viola Holder under the Registration Rights Agreement.

2.          The parties further acknowledge that the persons listed as Additional Holders in Annex A of this Amendment are Other Holders for all purposes of the Registration Rights Agreement.

3.          Except as expressly set forth herein, the Registration Rights Agreement will be and is unchanged and will remain in full force and effect.  On and after the date hereof, each reference in the Registration Rights Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Registration Rights Agreement as amended hereby.  To the extent that a provision of this Amendment conflicts with or differs from a provision of the Registration Rights Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

4.          This Amendment shall be governed by and construed in accordance with the Registration Rights Agreement.

5.          This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in may be executed in multiple counterparts, including by means of facsimile or .pdf, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

6.          This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

7.          The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated by this Amendment (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 3.1 shall be deemed effective service of process on such Party.

8.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

VIRTU FINANCIAL, INC.

By:	/s/ Douglas A/ Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer

Vincent Viola

/s/ Vincent Viola

Michael Viola

/s/ Michael Viola

VIOLA HOLDER

TJMT HOLDINGS LLC

By:	/s/ Michael Viola
Name: Michael Viola
Title: Class B Managing Member

NORTH ISLAND HOLDER

NORTH ISLAND HOLDINGS I, LP

By: North Island Holdings I GP, LP, its general partner

By: North Island Ventures, LLC, its general partner

By:	/s/ Jeremy Henderson
Name: Jeremy Henderson
Title: C.O.O.

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

TEMASEK HOLDERS

HAVELOCK FUND INVESTMENTS PTE LTD

By:	/s/ Png Chin Yee
Name: Png Chin Yee
Title: Authorized Signatory

ARANDA INVESTMENTS PTE. LTD.

By:	/s/ Png Chin Yee
Name: Png Chin Yee
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

Annex A

Additional Holder	Address
Cifu 2011 Family Trust	121 Lawrence Drive Short Hills, NJ 07078
Cifu, Douglas A.	121 Lawrence Drive Short Hills, NJ 07078